Exhibit 99.1
Apollo Group, Inc.
News Release

Apollo Group, Inc. Reports Second Quarter 2013 Results

Phoenix, March 25, 2013 – Apollo Group, Inc. (NASDAQ: APOL) today reported financial results for the three and six months ended February 28, 2013, with second quarter revenue of $834.4 million and diluted earnings per share of $0.12 per share, or $0.34 per share excluding special items.

“Higher education is rapidly evolving as workforce demands and technological innovations drive change in our global economy,” said Apollo Group Chief Executive Officer Greg Cappelli. “We are further positioning our organization and brand with our continued commitment to help students acquire real workplace skills, achieve their academic goals, and – through the power of education – realize their career aspirations.”

Second Quarter 2013 Results of Operations

•	Net revenue for the second quarter 2013 was $834.4 million, compared to $962.7 million in the second quarter 2012.

•	University of Phoenix Degreed Enrollment was 300,800, a 15.5% decrease from the prior year second quarter, and New Degreed Enrollment was 38,900, down 20.1% from second quarter 2012.

•	Operating income was $29.8 million, compared to $103.7 million from the prior year second quarter.

•	Income from continuing operations attributable to Apollo Group was $13.5 million, or $0.12 per share, compared to $62.2 million, or $0.49 per share in the second quarter 2012.

Results for the second quarter 2013 included restructuring and other charges of $44.1 million attributable to optimization efforts and $6.4 million of credits associated with the favorable resolution of certain legal matters. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release for second quarter 2013 and 2012 special items).

Excluding the special items noted above, income from continuing operations for the second quarter 2013 was $38.0 million, or $0.34 per share, compared to $72.2 million, or $0.57 per share, for the second quarter 2012. The decrease in income from continuing operations was attributable to lower enrollment and an increase in marketing costs primarily due to higher advertising expense, which was partially offset by a reduction in certain costs associated with the Company’s restructuring activities and lower bad debt expense.

First Six Months of 2013 Results of Operations

Net revenue for the first six months of fiscal year 2013 totaled $1.9 billion, which represents an 11.5% decrease compared to the first six months of fiscal year 2012 principally due to lower enrollment. In the first six months of 2013, University of Phoenix Average Degreed Enrollment decreased 14.5% to 316,300 as compared to the same period a year ago. The Company reported income from continuing operations attributable to Apollo Group for the six months ended February 28, 2013, of $147.0 million, or $1.30 per share, compared to $209.7 million, or $1.63 per share, for the six months ended February 29, 2012.

Results for the first six months of 2013 included restructuring and other charges of $68.2 million attributable to the Company’s optimization efforts and $23.2 million of credits associated with the favorable resolution of certain legal matters. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release for the first six months of 2013 and 2012 special items.)

Excluding the special items noted above, income from continuing operations for the six months ended February 28, 2013, was $175.8 million, or $1.56 per share, compared to $237.5 million, or $1.84 per share, for the six months ended February 29, 2012.

Balance Sheet and Cash Flow

As of February 28, 2013, cash and cash equivalents, excluding restricted cash, totaled $821.2 million compared to $1.3 billion as of August 31, 2012. The decrease was primarily due to $629.5 million used for payments on borrowings, $49.0 million for capital expenditures, $42.5 million cash payment for the purchase of the noncontrolling interest in Apollo Global, and $39.4 million used for the purchase of short-term investments. These items were partially offset by $299.0 million of cash provided by operations.

Accounts receivable were $177.6 million as of February 28, 2013, compared to $198.3 million at August 31, 2012. Excluding accounts receivable and the related net revenue for Apollo Global, the Company’s days sales outstanding was 19 days as of February 28, 2013, as compared to 22 days as of February 29, 2012.

Share Repurchase Authorization

On March 22, 2013, the Apollo Group Board of Directors approved a share repurchase authorization up to an aggregate amount of $250 million. There is no expiration date on the repurchase authorization and repurchases, if any, will be made at the discretion of management.

Business Outlook

The Company offers the following outlook for fiscal year 2013 based on the business trends observed during the second quarter 2013, as well as management’s current expectations of future trends.

•	Net revenue of $3.65 – $3.75 billion; and

•	Operating income of $500.0 – $550.0 million, excluding the impact of special items and restructuring and other charges.

The Company continues initiatives to reengineer business processes and refine its educational delivery structure. These restructuring activities are expected to favorably impact annual operating expenses by at least $350 million by fiscal year 2014, when compared to fiscal year 2012. This is a $50 million increase in anticipated savings from the Company’s previous outlook.

Conference Call Information

The Company will hold a conference call to discuss these earnings results at 8:00 a.m. ET, 5:00 a.m. PT, today, Monday, March 25, 2013.

Dial-In Numbers:
877-292-6888 (Domestic)
973-200-3381 (International)
Conference ID: 12434663

A live webcast of this event may be accessed by visiting the Company’s website at www.apollo.edu. A webcast replay will be available approximately one hour following the conclusion of the call at the same link.

A telephone replay will be available approximately two hours following the conclusion of the call until April 12, 2013.

Dial-In Numbers:
855-859-2056 (Domestic)
404-537-3406 (International)
Conference ID: 12434663

About Apollo Group, Inc.

Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company offers programs and services throughout the United States and in Latin America and Europe, as well as online throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollo.edu.

Forward-Looking Statements Safe Harbor

Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the outcome of the current accreditation reaffirmation review of University of Phoenix by its principal institutional accreditor, The Higher Learning Commission, including the possible imposition of the sanction of probation as recommended in the peer review team’s draft report; (ii) the impact of any sanctions, up to and including probation, imposed or proposed to be imposed on University of Phoenix by The Higher Learning Commission, including any impact on the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs; (iii) the impact of any reduction in student financial aid available to students, particularly active and retired military personnel, due to the U.S. government budget sequestration; (iv) the impact of increased competition from traditional public universities and proprietary educational institutions; (v) the impact of the Company’s recent restructuring initiatives and the operational, governance and other changes to increase University of Phoenix autonomy in response to governance concerns expressed by The Higher Learning Commission; (vi) the impact of changes in marketing channels and other recruiting practices to better identify students who are more likely to succeed at University of Phoenix; (vii) the impact of University of Phoenix initiatives to improve the student experience, improve student outcomes and enhance the connection between education and careers; (viii) changes in University of Phoenix enrollment or student mix; (ix) changes in the overall U.S. or global economy; (x) changes in law or regulation affecting the University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs; and (xi) changes in the University of Phoenix’s business necessary to remain in compliance with existing, new, or amended U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2012 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at www.apollo.edu.

Use of Non-GAAP Financial Information

This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the second quarter 2013 compared to the second quarter 2012.

	Degreed Enrollment(1)		New Degreed Enrollment(2)
Enrollment (rounded to hundreds)	Q2 2013	Q2 2012	Q2 2013	Q2 2012
Associate’s	89,900	118,100	14,900	18,500
Bachelor’s	159,600	179,400	16,700	22,000
Master’s	44,900	51,000	6,700	7,500
Doctoral	6,400	7,300	600	700
	300,800	355,800	38,900	48,700

Revenues (in thousands)
Degree Seeking Gross Revenues(3)			$800,863	$931,610
Less: Discounts and other			(56,700)	(56,508)
Degree Seeking Net Revenues(3)			744,163	875,102
Non-degree Seeking Revenues			8,492	8,885
Other, net of discounts			81,717	78,695
			$834,372	$962,682

Revenue by Degree Type (in thousands)(3)
Associate’s			$187,815	$245,771
Bachelor’s			463,490	516,028
Master’s			132,461	148,867
Doctoral			17,097	20,944
Less: Discounts and other			(56,700)	(56,508)
			$744,163	$875,102

Degree Seeking Gross Revenues per Degreed Enrollment(1), (3)
Associate’s			$2,089	$2,081
Bachelor’s			$2,904	$2,876
Master’s			$2,950	$2,919
Doctoral			$2,671	$2,869
All degrees (after discounts)			$2,474	$2,460

(1) Represents students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter; students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree); and students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(2) Represents new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter; students who have previously graduated from a degree program and start a new degree program in the quarter; and students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(3) Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
	As of
($ in thousands)	February 28, 2013	August 31, 2012
ASSETS:
Current assets
Cash and cash equivalents	$821,163	$1,276,375
Restricted cash and cash equivalents	329,772	318,334
Marketable securities	31,804	—
Accounts receivable, net	177,557	198,279
Prepaid taxes	10,216	26,341
Deferred tax assets, current portion	49,870	69,052
Other current assets	45,813	49,609
Total current assets	1,466,195	1,937,990
Property and equipment, net	502,702	571,629
Goodwill	103,829	103,345
Intangible assets, net	137,252	149,034
Deferred tax assets, less current portion	89,706	77,628
Other assets	40,380	28,696
Total assets	$2,340,064	$2,868,322
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$20,080	$638,588
Accounts payable	76,017	74,872
Student deposits	363,721	362,143
Deferred revenue	260,669	254,555
Accrued and other current liabilities	291,820	324,881
Total current liabilities	1,012,307	1,655,039
Long-term debt	71,203	81,323
Deferred tax liabilities	13,750	15,881
Other long-term liabilities	205,263	191,756
Total liabilities	1,302,523	1,943,999
Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	43,600	93,770
Apollo Group Class A treasury stock, at cost	(3,860,036)	(3,878,612)
Retained earnings	4,890,172	4,743,150
Accumulated other comprehensive loss	(37,246)	(30,034)
Total Apollo shareholders’ equity	1,036,594	928,378
Noncontrolling interests (deficit)	947	(4,055)
Total equity	1,037,541	924,323
Total liabilities and shareholders’ equity	$2,340,064	$2,868,322

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
	Three Months Ended		% of Net Revenue
(In thousands, except per share data)	February 28, 2013	February 29, 2012	2013	2012
Net revenue	$834,372	$962,682	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	383,702	425,607	46.0%	44.2%
Marketing	173,313	158,973	20.8%	16.5%
Admissions advisory	68,232	101,405	8.2%	10.6%
General and administrative	81,218	83,994	9.7%	8.7%
Depreciation and amortization	41,499	41,854	5.0%	4.4%
Provision for uncollectible accounts receivable	18,902	30,996	2.2%	3.2%
Restructuring and other charges	44,076	16,148	5.3%	1.6%
Litigation credit	(6,350)	—	(0.8)%	—%
Total costs and expenses	804,592	858,977	96.4%	89.2%
Operating income	29,780	103,705	3.6%	10.8%
Interest income	388	215	—%	—%
Interest expense	(2,092)	(1,789)	(0.3)%	(0.2)%
Other, net	(126)	218	—%	—%
Income from continuing operations before income taxes	27,950	102,349	3.3%	10.6%
Provision for income taxes	(14,291)	(43,108)	(1.7)%	(4.4)%
Income from continuing operations	13,659	59,241	1.6%	6.2%
Income from discontinued operations, net of tax	—	1,930	—%	0.2%
Net income	13,659	61,171	1.6%	6.4%
Net (income) loss attributable to noncontrolling interests	(132)	2,711	—%	0.2%
Net income attributable to Apollo	$13,527	$63,882	1.6%	6.6%

Earnings per share – Basic:
Continuing operations attributable to Apollo	$0.12	$0.50
Discontinued operations attributable to Apollo	—	0.01
Basic income per share attributable to Apollo	$0.12	$0.51

Earnings per share – Diluted:
Continuing operations attributable to Apollo	$0.12	$0.49
Discontinued operations attributable to Apollo	—	0.02
Diluted income per share attributable to Apollo	$0.12	$0.51

Basic weighted average shares outstanding	112,573	125,298
Diluted weighted average shares outstanding	113,068	126,467

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
	Six Months Ended		% of Net Revenue
(In thousands, except per share data)	February 28, 2013	February 29, 2012	2013	2012
Net revenue	$1,889,555	$2,134,582	100.0%	100.0%
Costs and expenses:
Instructional and student advisory	815,852	878,888	43.2%	41.2%
Marketing	336,186	324,537	17.8%	15.2%
Admissions advisory	139,540	202,793	7.4%	9.5%
General and administrative	154,757	163,893	8.2%	7.7%
Depreciation and amortization	85,194	88,021	4.5%	4.1%
Provision for uncollectible accounts receivable	52,308	72,579	2.7%	3.4%
Restructuring and other charges	68,192	21,710	3.6%	1.0%
Litigation credit	(23,200)	—	(1.2)%	—%
Goodwill and other intangibles impairment	—	16,788	—%	0.8%
Total costs and expenses	1,628,829	1,769,209	86.2%	82.9%
Operating income	260,726	365,373	13.8%	17.1%
Interest income	937	721	—%	—%
Interest expense	(4,134)	(3,788)	(0.2)%	(0.1)%
Other, net	1,673	358	0.1%	—%
Income from continuing operations before income taxes	259,202	362,664	13.7%	17.0%
Provision for income taxes	(111,803)	(158,287)	(5.9)%	(7.4)%
Income from continuing operations	147,399	204,377	7.8%	9.6%
Income from discontinued operations, net of tax	—	4,078	—%	0.2%
Net income	147,399	208,455	7.8%	9.8%
Net (income) loss attributable to noncontrolling interests	(377)	4,741	—%	0.2%
Net income attributable to Apollo	$147,022	$213,196	7.8%	10.0%

Earnings per share – Basic:
Continuing operations attributable to Apollo	$1.31	$1.64
Discontinued operations attributable to Apollo	—	0.03
Basic income per share attributable to Apollo	$1.31	$1.67

Earnings per share – Diluted:
Continuing operations attributable to Apollo	$1.30	$1.63
Discontinued operations attributable to Apollo	—	0.03
Diluted income per share attributable to Apollo	$1.30	$1.66

Basic weighted average shares outstanding	112,496	127,808
Diluted weighted average shares outstanding	112,984	128,729

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
($ in thousands)	February 28, 2013	February 29, 2012
Cash flows provided by (used in) operating activities:
Net income	$147,399	$208,455
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	27,515	40,492
Excess tax benefits from share-based compensation	—	(1,137)
Depreciation and amortization	85,194	88,283
Accelerated depreciation included in restructuring	30,641	—
Amortization of lease incentives	(7,114)	(7,668)
Amortization of deferred gains on sale-leasebacks	(1,399)	(1,399)
Goodwill and other intangibles impairment	—	16,788
Non-cash foreign currency loss (gain), net	146	(295)
Provision for uncollectible accounts receivable	52,308	72,579
Litigation credit	(23,200)	—
Deferred income taxes	(4,100)	(9,843)
Changes in assets and liabilities, excluding the impact of acquisition and disposition:
Restricted cash and cash equivalents	(11,438)	6,454
Accounts receivable	(33,919)	(64,093)
Prepaid taxes	16,143	27,529
Other assets	(3,939)	(9,789)
Accounts payable	1,094	20,365
Student deposits	2,551	(13,777)
Deferred revenue	8,632	8,551
Accrued and other liabilities	12,436	2,984
Net cash provided by operating activities	298,950	384,479
Cash flows provided by (used in) investing activities:
Additions to property and equipment	(49,024)	(62,357)
Purchase of marketable securities	(39,444)	—
Maturities of marketable securities	7,470	—
Restricted funds held for legal matter	—	(145,000)
Acquisition, net of cash acquired	—	(73,736)
Proceeds from disposition	—	3,285
Other investing activities	(1,500)	(1,694)
Net cash used in investing activities	(82,498)	(279,502)
Cash flows provided by (used in) financing activities:
Payments on borrowings	(629,544)	(498,895)
Proceeds from borrowings	2,176	—
Purchase of noncontrolling interest	(42,500)	—
Apollo Group Class A common stock purchased for treasury	(3,881)	(386,716)
Issuance of Apollo Group Class A common stock	2,131	9,336
Excess tax benefits from share-based compensation	—	1,137
Net cash used in financing activities	(671,618)	(875,138)
Exchange rate effect on cash and cash equivalents	(46)	(770)
Net decrease in cash and cash equivalents	(455,212)	(770,931)
Cash and cash equivalents, beginning of period	1,276,375	1,571,664
Cash and cash equivalents, end of period	$821,163	$800,733
Supplemental disclosure of cash flow and non-cash information:
Cash paid for income taxes, net of refunds	$100,713	$141,047
Cash paid for interest	$4,010	$4,859
Restricted stock units vested and released	$10,825	$14,640
Capital lease additions	$2,755	$19,440
Credits received for tenant improvements	$1,540	$22,671
Unsettled share repurchases	$—	$25,461
Debt incurred for acquired technology	$—	$14,389

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
(Unaudited)
	Three Months Ended		Six Months Ended
(In thousands, except per share data)	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Net income attributable to Apollo, as reported	$13,527	$63,882	$147,022	$213,196
Income from discontinued operations, net of tax and noncontrolling interest	—	(1,652)	—	(3,491)
Income from continuing operations attributable to Apollo	13,527	62,230	147,022	209,705
Reconciling items:
Restructuring and other charges(1)	44,076	16,148	68,192	21,710
Litigation credit(2)	(6,350)	—	(23,200)	—
Goodwill and other intangibles impairment, net of noncontrolling interest(3)	—	—	—	14,370
	37,726	16,148	44,992	36,080
Less: tax effects	(13,292)	(6,199)	(16,169)	(8,290)
Income from continuing operations attributable to Apollo, adjusted to exclude special items	$37,961	$72,179	$175,845	$237,495

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.12	$0.49	$1.30	$1.63

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$0.34	$0.57	$1.56	$1.84

Diluted weighted average shares outstanding	113,068	126,467	112,984	128,729

(1) Restructuring and other charges represent charges associated with the Company’s optimization efforts.
(2) Litigation credits during the three and six months ended February 28, 2013 resulting from the favorable resolution of certain legal matters.
(3) The charges for the six months ended February 29, 2012 represent impairments of UNIACC’s goodwill and other intangibles, net of noncontrolling interest, with no income tax benefit as UNIACC’s goodwill and other intangibles are not deductible for tax purposes.

Investor Relations Contact:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollogrp.edu

Media Contact:
Media Relations Hotline, (602) 254-0086
media@apollogrp.edu